EXHIBIT 99.2
                                                                    ------------



            IN THE SUPREME COURT OF THE STATE OF DELAWARE


LEVCO ALTERNATIVE FUND LTD. and    ss.
PURCHASE ASSOCIATES, L.P.,         ss.  No. 466, 2002
                                   ss.
                Plaintiffs Below,  ss.  Court Below:  Court of Chancery of the
                Appellants,        ss.  State of Delaware in and for New
                                   ss.  Castle County
             v.                    ss.  C.A. NO. 19771
                                   ss.
THE READER'S DIGEST ASSOCIATION,   ss.  CONSOLIDATED
INC., THOMAS O. RYDER, JONATHAN    ss.
B. BULKELEY, HERMAN CAIN, LYNNE    ss.
V. CHENEY, M. CHRISTINE DEVITA,    ss.
JAMES E. PRESTON, LAWRENCE R.      ss.
RICCIARDI, C.J. SILAS, WILLIAM J.  ss.
WHITE, ED ZSCHAU, DEWITT           ss.
WALLACE-READER'S DIGEST FUND       ss.
and LILA WALLACE-READER'S DIGEST   ss.
FUND,                              ss.
                                   ss.
                Defendants Below,  ss.
                Appellees.         ss.

CAROLE LANG,                       ss.
                                   ss.
                Plaintiff Below,   ss.
                Appellant,         ss.  No. 467, 2002
                                   ss.
               v.                  ss.  Court Below:  Court of Chancery of the
                                   ss.  State of Delaware in and for New
THOMAS O. RYDER, JONATHAN B.       ss.  Castle County
BULKELEY, HERMAN CAIN, LYNNE V.    ss.  C.A. NO. 19574
CHENEY, M. CHRISTINE DEVITA,       ss.
JAMES E. PRESTON, LAWRENCE R.      ss.  CONSOLIDATED
RICCIARDI, C.J. SILAS, WILLIAM     ss.
J. WHITE, ED ZSCHAU, DEWITT        ss.
WALLACE-READER'S DIGEST FUND,      ss.
LILA WALLACE-READER'S DIGEST       ss.
FUND, and THE READER'S DIGEST      ss.
ASSOCIATION, INC.,                 ss.
                                   ss.
                Defendants Below,  ss.
                Appellees.




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                            Submitted:August 13, 2002
                            Decided: August 13, 2002

      Before WALSH, BERGER, and STEELE, Justices.

                                    O R D E R

This 13th day of August 2002, upon consideration of the briefs of the parties and oral argument it appears to the Court that:

     (1) This is an expedited appeal from the Court of Chancery following denial of an application for a preliminary injunction. The appellants-plaintiffs below are Class A non-voting shareholders of Reader's Digest Association, Inc. ("RDA"), a Delaware corporation, who seek to prevent the implementation of a recapitalization of RDA scheduled for shareholder vote on August 14, 2002. This Court accepted interlocutory review upon certification from the Court of Chancery. After expedited briefing and oral argument, we conclude that the Court of Chancery erred in estimating the probability of success on the issue of entire fairness of the transaction. Given the constraints of time, our ruling is necessarily brief.

     (2) The recapitalization plan at issue calls for RDA to: (i) purchase all the shares of its Class B voting stock at a premium ratio of 1.24 to 1 with the newly issued common stock at one vote per share; (ii) recapitalize each share of the Class A non-voting stock into one share of the new voting common stock;
(iii) create a staggered Board of Directors; and (iv) eliminate the ability of shareholders to act by written consent.

     (3) The key to the recapitalization proposal is the agreement by RDA to purchase 3,636,363 shares of Class B Voting Stock owned by the DeWitt Wallace-Reader's Digest Fund and the Lila Wallace Reader's Digest Fund (the "Funds") at $27.50 per share for an aggregate purchase price of approximately $100 million. The Funds currently control 50 percent of the



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Class B voting stock. Following the recapitalization, the funds will hold 14 percent of the new voting stock.

     (4) The appellants sought a preliminary injunction in the Court of Chancery asserting that the purported recapitalization was ULTRA VIRES to the extent it contravened RDA's charter-based requirement to treat all classes of shareholders identically. Appellants alleged that the recapitalization resulted in financial detriment to the Class A shareholders. Appellants also argued that the Special Committee established to evaluate the fairness of the transaction breached its fiduciary duty to consider the separate interests of the Class A shareholders. RDA and its directors do not dispute that the directors owe a fiduciary duty to the Class A shareholders but contend that they discharged that duty through the intensive negotiations between the Funds and the Special Committee, composed of three outside directors.

     (5) Appellants contend that the recapitalization violates Article IV(l) of the Reader's Digest certificate of incorporation, which provides that Class A and Class B stock "shall participate share and share alike in all dividends and distributions of assets upon liquidation or otherwise and shall be identical in all other respects...." As appellants read the certificate, on all matters except voting rights, Class A and Class B stock must be treated identically.

     (6) The Court of Chancery held that the recapitalization does not violate
Article IV. We review that decision of law DE NOVO, and conclude that the trial court correctly interpreted the disputed provision. KAISER ALUM. CORP. V. MATHESON, 681 A.2d 392, 394 (Del. 1996). First, the recapitalization is not a dividend or a distribution of assets, as those terms are commonly understood. Second, the "identical in all other respects" language, read in context, refers to the other stock rights and preferences identified in the first eleven subsections of Article IV --



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conversion rights, redemption preferences, etc. It does not mandate identical treatment of Class A and Class B stock in a recapitalization.

     (7) Appellants next assert that the directors, including the Special Committee, were subject to the control of the Funds and were thus required to demonstrate the entire fairness of the transaction. Appellants further contend that the directors breached their duty of care. Rejecting the entire fairness claim, the Court of Chancery ruled that regardless of where the burden of proof reposed, the evidence does not support the view that plaintiffs would ultimately succeed in demonstrating that the activities of the Special Committee did not result in a "fair and genuinely negotiated price." In our view the record does not support that conclusion.

     (8) Although the Court of Chancery did not elaborate on the burden of proof, we think it significant here that the initial burden of establishing entire fairness rests upon the party who stands on both sides of the transaction. KAHN V. LYNCH COMM. SYS., INC., 638 A.2d 1110, 1117 (Del. 1994). That burden may shift, of course, if an independent committee of directors has approved the transaction. EMERALD PARTNERS V. BERLIN, 726 A.2d 1215, 1221 (Del.
1999). While we agree with the Court of Chancery that the independent committee who negotiated the recapitalization believed it was operating in the interests of the corporation as an entity, we conclude that the committee's functioning, to the extent it was required to balance the conflicting interests of two distinct classes of shareholders, was flawed both from the standpoint of process and price.

     (9) With respect to the unfair dealing claim, the Special Committee never sought, nor did its financial advisor, Goldman Sachs, ever tender, an opinion as to whether the transaction was fair to the Class A shareholders. Goldman Sachs directed its fairness opinion to the interests of RDA as a corporate entity. Given the obvious conflicting interests of the shareholder classes,



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the conceded absence of an evaluation of the fairness of the recapitalization on the Class A shareholders is significant. While the Class A shareholders received voting rights, their equity interests decreased by at least $100 million without either their consent or an objective evaluation of the exchange. In short, while the Special Committee believed, perhaps in good faith, that the transaction was in the best interests of the corporation, arguably, it never focused on the specific impact upon the Class A shareholders of RDA's payment of $100 million to the Class B shareholders.

     (10) With respect to the premium paid to the Class B shareholders, given RDA's tenuous financial condition, having recently committed to a large acquisition, incurring additional debt in order to pay $100 million to the Class B shareholders is a matter of concern. The net result of the transaction was to significantly reduce the post-capitalization equity of the corporation. To the extent that the directors did not secure sufficient information concerning the effect of the recapitalization premium on the Class A shareholders, a serious question is raised concerning the discharge of their duty of care. KAHN V. TREMONT CORP., 694 A.2d 422, 430 (Del. 1997).

     (11) When seeking a preliminary injunction, a plaintiff must demonstrate a reasonable probability of success on the merits and that some irreparable harm will occur in the absence of the injunction. GIMBEL V. SIGNAL COMPANIES, INC., 316 A.2d 599, 603 (Del. Ch. 1974). In evaluating the need for a preliminary injunction, the Court must balance the plaintiff's need for protection against any harm that can reasonably be expected to befall the defendants if the injunction is granted. This balancing may prove difficult but where, as here, the need for protection outweighs possible detriment to the defendants if the transaction does not proceed immediately the injunction should issue.


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     (12) We are not required, nor was the Court of Chancery, to determine the final merits of appellants' claims but, in our view, they stand a reasonable probability of success. It is unquestioned that the appellants will be irreparably harmed. While future monetary relief may be available, the issuance of the shares contemplated by the recapitalization may place a practical remedy beyond judicial reach.

     (13) Appellants have also attacked the staggered board and elimination of written consents proposals as entrenchment measures subject to enhanced judicial scrutiny under UNOCAL CORP. V. MESA PETROLEUM CO., 493 A.2d 946 (Del. 1985). Since the alleged entrenchment measures are intended to limit the exercise of voting rights of shares to be issued under the recapitalization plan, the enjoining of that plan renders consideration of these claims unnecessary.

     We recognize that appellants have been somewhat dilatory in pressing the claims but, in view of the fact that the proxy material was not issued until July 12, 2002 we cannot say that the delay in this case requires the forfeiture of relief. Finally, we note that the transaction between RDA and the Funds remains viable until September 30, 2002. A trial on the merits may permit the transaction to proceed in any event.



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      NOW, THEREFORE, IT IS ORDERED that the judgment of the Court of Chancery be, and the same hereby is REVERSED. The matter is REMANDED to the Court of Chancery with instructions to enter a preliminary injunction as prayed by plaintiffs. The mandate shall issue forthwith.

                               BY THE COURT:


                                  /S/ JOSHEPH T. WALSH
                              ---------------------------------
                                          Justice


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